Exhibit 19.1

Green Plains Inc.
Insider Trading Policy

The Need For An Insider Trading Policy

Green Plains Inc. (the “Company”) is a publicly traded company, traded under the symbol “GPRE”. Therefore, the purchase or sale of its securities while aware of material nonpublic information (MNPI), or the disclosure of MNPI to others who then trade in the Company's securities, is prohibited by the federal securities laws promulgated in the Securities Exchange Act of 1934, as amended (“Exchange Act”). Insider trading violations are pursued vigorously by the US Securities and Exchange Commission (“SEC”) and U.S. Attorneys, and those who commit violations are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by company Insiders (as defined herein).

The Company's Board of Directors has adopted this Insider Trading Policy both to satisfy the Company's obligation to prevent insider trading and to help Company Insiders avoid the severe consequences associated with violations of the insider trading laws. This Insider Trading Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called Insiders). We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

Scope
Covered Transactions. This Policy applies to any and all transactions, whether by purchase, sale, gift or otherwise, in the Company’s securities, including the Company’s common stock, or any other type of securities that the Company may issue, including but not limited to preferred stock, convertible debentures, warrants, and derivative instruments (collectively referred to herein as “Company Securities”).
Covered Persons and Entities. This Insider Trading Policy applies to all members of the Company’s board of directors, all Company officers, and employees of the Company who may possess MNPI relating to the Company (collectively referred to as “Insiders”). Insiders are responsible for ensuring that each of the following comply with this Insider Trading Policy: i) family members residing in an Insider’s household, ii) other members of an Insider’s household who are aware of MNPI related to the Company, and iii) any family members who do not live in a household with Insider but whose transactions in Company Securities are directed, influenced, or controlled by the Insider or any such family members who are aware of MNPI related to the Company. Each director, officer and employee who is aware of MNPI relating to the Company is responsible for the transactions of these other persons, and therefore directors, officers and employees should make these other individuals aware of the need to confer with you before trading in the Company's Securities.

This Insider Trading Policy also applies to any business entities controlled by Insiders. Transactions by such entities should be treated as if they were for the Insider’s own account for purposes of this Insider Trading Policy and applicable securities laws.

The Consequences of Trading on Material Nonpublic Information

The consequences of an insider trading violation can be severe.

Legal Penalties. A person who violates insider trading laws by engaging in transactions in Company Securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek a minimum of $1 million from a company and/or management and supervisory personnel as control persons.

Company Imposed Penalties. Failure to comply with the Company's Insider Trading Policy may result in Company imposed sanctions, including but not limited to: a) termination of employment and/or b) removal from the Board of Directors, when applicable. Such actions may be taken whether or not the Insider’s failure to comply results in a violation of law.

Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.
Statement of Insider Trading Policy

No Insider may, directly or through family members or other persons or entities, (a) buy or sell Company Securities (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1 as discussed herein), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, no director, officer or other employee of the Company who, in the course of working for the Company, learns of MNPI about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

Disclosure Of Information To Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of MNPI. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Company Insiders may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with the required procedures. Company Insiders may not discuss the Company or its business in an internet "chat room" or similar internet-based forum. Inquiries from third parties, such as industry analysts or members of the media, should be directed to the Company’s EVP- IR (or, in the absence of such role, to the highest ranking role in the Company’s Investor Relations department).

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the

Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;
•Earnings that are inconsistent with the consensus expectations of the investment community;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A change in dividend policy, the declaration of a stock split, an offering of additional securities, or any other major event regarding the Company’s securities;
•A change in executive leadership;
•Development of a significant new product or process;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer, supplier, contract, order or finance source;
•Actual or threatened major litigation, or the resolution of such litigation.
This list is by no means exclusive and is only provided as an example of the type of information that may be considered material.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing transactions by Insiders of the Company will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, such persons should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is "Public". If any Insider is aware of MNPI, they may not trade until the information has been disclosed broadly to the marketplace (such as by press release plus an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, information should not be considered fully absorbed by the marketplace (and therefore, “Public”) until at least one full trading day has passed after the information is released. If, for example, the Company were to make an announcement on a Monday, then Tuesday would be the first full business day to pass, and directors, officers and employees should not trade in the Company's Securities until Wednesday. If an announcement were made on a Friday, Tuesday generally would be the first eligible trading day.

Transactions Under Company Plans Stock Option Exercises. This Insider Trading Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

401(k) Plan. This Insider Trading Policy does not apply to purchases of Company Securities in the 401(k) plan solely resulting from the periodic contribution of money to the plan pursuant to a payroll deduction election. The policy does apply, however, to certain elections one may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the holder’s Company stock fund balance, (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund, and/or (e) a decision to purchase Company Securities through a 401(k) plan self-directed brokerage account.

Additional Prohibited Transactions. No director, officer or other employee of the Company who is aware of MNPI relating to the Company shall engage in short-term or speculative transactions in the Company's Securities. Therefore, directors and officers, at all times, and other employees (if they are aware of MNPI relating to the Company) may not engage in any of the following transactions:

Short-term Trading. Short-term trading of the Company's Securities may be distracting to the trader and may unduly focus the trader on the Company's short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any Insider or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase. Furthermore, Section 16(b) of the Exchange Act prevents all officers and directors from profiting off of the purchase and sale (or sale and later purchase at a lower price) of Company Securities within a six-month period (commonly known as short-swing profits). This section applies similar rules to all directors, officers and employees of the Company by prohibiting the sale of Company stock when a director, officer or employee of the Company desiring to sell such stock purchased Company stock within the previous six months. This generally applies to purchases in the open market and does not apply to any stock option exercises or other employee benefit plan acquisitions, provided certain conditions are met.

Short Sales. Section 16(b) of the Exchange Act, described above, prevents officers and directors of the Company from (i) buying and selling or (ii) selling and buying securities within a six-month period. Short sales constitute selling securities and those securities must then be bought back at a later date. Short sales of the Company’s Securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short- term prospects. Short sales may also reduce the seller’s incentive to improve the Company’s performance. In addition to potential liability imposed by Section 16(b), Section 16(c) of the Exchange Act prohibits directors, officers, and certain beneficial owners from engaging in short sale transactions. For these reasons, short sales of Company Securities are prohibited by this Insider Trading Policy.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the director's, officer’s or employee's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. (Option positions arising from certain types of hedging transactions are governed by the section below captioned "Hedging Transactions.")

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company's other shareholders. Therefore, the Company prohibits Insiders from engaging in hedging transactions related to Company Securities.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in Company Securities, Insiders are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.

Shadow Trading. Shadow trading involves an investor possessing MNPI about “Company A” aka Green Plains, but trading in the securities of “Company B,” another company with which Company A shares some form of close connection in the market. Further, shadow trading could entail making trading decisions about other companies based on your knowledge of MNPI by reason of knowledge you possess through Green Plains. Trading in the securities of other companies in which you may have MNPI or that are economically linked in such a way that MNPI of our Company could impact another such company is prohibited. Examples of potential shadow trading include but are not limited to (1) a subsidiary has a publicly traded company as a customer and is notified that there will be a default on the agreement as the counterparty intends to file for bankruptcy, and that information is not known publicly by reason of disclosure in the markets by the counterparty; or (2) you are given access by reason of our government relations relationship to an embargoed press release that dramatically impacts RINS prices in such a way that our Company and certain competitor companies we know will be materially impacted. Trading in impacted companies prior to public release of such MNPI could be considered shadow trading.

Transaction Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors and officers of the Company and any other persons designated by the Company’s Chief Executive Officer or his designee, the Chief Legal & Administration Officer (“CLAO”), as being subject to the Company's pre- clearance procedures, together with their family members, may not engage in any transaction involving the Company's Securities (including a stock plan transaction such as an option exercise, gift, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Chief Executive Officer or his designee, the CLAO. A request for pre-clearance should be submitted to the Company’s Chief Executive Officer or his designee, the CLAO, at least two days in advance of the proposed transaction. Upon request, individuals seeking pre-clearance letters may be required to provide additional information (for example, a 10b5-1 trading plan) prior to receiving a clearance determination. The Company’s Chief Executive Officer or his designee, the CLAO, is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. Pre-clearance letters will not be issued until close of market the day prior to the reopening of a trading window, unless extenuating circumstances can be established. In such a case, the pre-clearance letter shall clearly note the date the window reopens.

Trading Window and Transaction Blackout Periods

Trading Window. To ensure compliance with federal securities laws and this Insider Trading Policy, Company Insiders, together with their family members, may only engage in transactions involving the purchase or sale of Company Securities during designated timeframes (a “Trading Window”). Except as otherwise determined by the Company’s Chief Executive Officer or his designee, the CLAO, the Company’s Trading Window typically: opens at the open of market on the third business day following the Company’s issuance of its quarterly financial results, and closes seven (7) to fourteen (14) days prior to the end of the then-current fiscal quarter.
Blackout Periods. Any time outside of a Trading Window is considered a blackout period, during which the Company’s directors, officers, employees aware of MNPI, and any other persons designated by the Company’s Chief Executive Officer or his designee, the CLAO, together with their family members, are prohibited from trading in the Company’s Securities.
•Financial related blackout periods. Because financial results have the potential to have a material effect on the market (and to avoid even the appearance of trading while aware of MNPI), persons who are or may be expected to be aware of the Company’s quarterly and yearly financial results can anticipate blackout periods to commence prior to the end of each quarter or year. Persons subject to these blackout periods include all directors and officers, all designated employees of the accounting department with access to material, nonpublic information, and all other persons who are informed by the Company’s Chief Executive Officer or his designee, the CLAO, that they are subject to the blackout periods. The Company’s Chief Executive Officer or his designee, the CLAO, will convey information related to each blackout period, including applicable dates, as necessary.

•Occasional blackout periods. The Company may on occasion issue interim earnings guidance or other potentially material information by a press release, SEC filing, or other means designed to achieve widespread dissemination of the information. Directors, officers and other employees who are aware of such information are prohibited from trading while the Company is in the process of assembling the information to be released and until the information becomes Public (by being released and fully absorbed by the market, as described herein).

•Event-specific blackout periods. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, those aware of the event will be subject to a blackout period during which they may not trade in the Company's Securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's Securities during an event-specific blackout, the Company’s Chief Executive Officer or his designee, the CLAO, will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event- specific blackout should not disclose the existence of the blackout to any other person. The failure of the Company’s Chief Executive Officer or his designee, the CLAO, to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of MNPI.

Exceptions

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the Company’s Chief Executive Officer or his designee, the CLAO, and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Company’s Chief Executive Officer or his designee, the CLAO, concludes that the Company's earnings information for the applicable time period does not constitute MNPI. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Rule 10b5-1 Plans. SEC Rule 10b5-1 of the Exchange Act provides insiders with an affirmative defense against an allegation of insider trading so long as the purchase, sale, or trade in question took place pursuant to a binding contract, specific instruction, or written plan that meets certain requirements (a “Rule 10b5-1 Plans”). Insiders who desire to implement a 10b5-1 Plan must obtain prior approval from the Company’s Chief Executive Officer or his designee, the CLAO, who are under no obligation to approve the 10b5-1 Plan. The following items will be taken into consideration when reviewing a 10b5-1 Plan for approval:

i.The 10b5-1 Plan must be entered into at a time when the Insider is not aware of any MNPI about the Company or otherwise subject to a special trading blackout period;
ii.The 10b5-1 Plan must be entered into during an open trading window;
iii.The 10b5-1 Plan must not permit the direct or indirect influence over the timing or terms of the purchase or sale of the securities by the Insider; ,A “cooling off” period between the date a 10b5-1 Plan is adopted or modified and when trading under the plan commences shall apply.
a.For directors and officers, the applicable cooling off period is the later of (i) 90 days after the adoption or modification of the trading plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified
b.    For all other Insiders, the applicable cooling off period shall be 30 days after the adoption or modification of the 10b5-1 Plan.
iv.The 10b5-1 Plan must include the following written representations, as applicable, at the time of the adoption of a new or modified 10b5-1 Plan:
a.Directors and officers must certify that he or she:
i.Is not aware of MNPI about the Company or its securities, and
ii.Is adopting or modifying the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibits of Rule 10b-5.
b.All other persons must certify that they are acting in good faith when entering into the 10b5-1 Plan.
v.The Insider adopting or amending a 10b5-1 Plan cannot have additional, overlapping plans (except in limited situations as allowed under the SEC rules);
vi.The Insider is limited to one (1) single-trade plan in any twelve (12) month period.

The above list is not intended to be exhaustive. Persons wishing to implement a 10b5-1 Plan are responsible for ensuring that the 10b5-1 Plan and transactions involving Company Securities comply with all SEC rules and other laws and regulations. Modifications to previously approved 10b5-1 plans must be approved in writing by the Company’s Chief Executive Officer or his designee, the CLAO, prior to such modification taking effect. The Company must be promptly notified of the termination of any 10b5-1 plan.

The Company will maintain a copy of all 10b5-1 Plans in accordance with its usual retention and destruction practices. The Company may disclose information pertaining to 10b5-1 Plans to the SEC or public from time to time and without prior notice to Insider.

Insider Reporting Obligations
Section 16 of the Exchange Act requires directors, certain officers, and 10% or greater shareholders (“Reporting Insiders”) to file reports which disclose the Reporting Insiders’ beneficial ownership of, and transactions in, the Company’s Securities.

Under Section 16(a) of the Exchange Act the SEC has promulgated three forms for reports by Reporting Insiders: Form 3 is used to report a person’s stock ownership report in the Company upon becoming a Reporting Insider, Form 4 is the form on which a Reporting Insider reports periodic transactions in the Company’s stock (with such Form 4 required to be filed within two (2) business days of any transaction in Company Securities), and Form 5 is used to annually report transactions exempt from current reporting on Form 4. Additional information about each of these Forms can be found in Section 16 of the Exchange Act, SEC rules, and in the Company’s internal SOP document(s) regarding Insider Trading and SEC Compliance.

Under the SEC rules, the preparation and filing of Section 16(a) reports is the responsibility of the Reporting Insider and not the Company. However, because of complexities of the Section 16(a) filing requirements, the ramifications to the Company for an Insider’s failure to comply, and to facilitate compliance with the rules of the SEC, the Company requires Reporting Insiders provide accurate information to the Company’s CLAO of all Company Securities transactions as soon as possible after all trades of Company Securities occur, and in no case, more than one business day after the trade so that the filing obligations can be timely met. However, the ultimate responsibility of accurate reporting will remain on the Reporting Insider.

Miscellaneous

Post-Termination Transactions. If an Insider is aware of MNPI when terminating employment with or service to the Company, he or she may not trade in the Company Securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to transactions in Company Securities upon the expiration of any blackout period that is applicable to such transactions at the time of termination of employment or service.

Company Assistance. Any person who has a question about this Insider Trading Policy or its application to any proposed transaction may obtain additional guidance from the Company’s CLAO. Ultimately, however, the responsibility for adhering to this Insider Trading Policy, complying with SEC rules, and avoiding unlawful transactions rests with the individual director, officer or employee.

Certifications. All directors, officers and employees subject to the procedures set forth in this Insider Trading Policy must certify their understanding of, and intent to comply with, the Company's Insider Trading Policy, including the procedures set forth in this Insider Trading Policy. A copy of the certification that all employees, directors and officers must sign is attached to this Insider Trading Policy as Exhibit A.

Insider Trading Policy Adoption: This Insider Trading Policy was adopted by the Board on the 15th day of October, 2008, amended on August 12, 2013, amended on September 27, 2021, and amended on February 14, 2023.

GREEN PLAINS INC.
INSIDER TRADING POLICY
CERTIFICATION

I certify that:

1.I have read and understand the Company’s Insider Trading Policy, as may be amended from time to time, regarding securities trades by Company personnel. I understand that the Company’s Chief Legal & Administration Officer is available to answer questions I have regarding the Insider Trading Policy.

2.Since I have been an employee or director of the Company, I have complied with the Insider Trading Policy.

3.I will continue to comply with the Insider Trading Policy, as amended from time to time, for the entirety of my employment or service to the Company and thereafter for as long as I am subject to the Policy.

Signature:

Date:

Printed Name: